Exhibit 3.1

EXHIBIT 1

TO

PLAN OF MERGER

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

ARTICLE I

NAME

The name of this Corporation is TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

ARTICLE II

PURPOSES

This Corporation is organized for the purposes of:

(a)                                 Generating, manufacturing, purchasing, acquiring and accumulating electric power and energy for its members and transmitting, distributing, furnishing, selling and disposing of such electric power and energy primarily to its members, provided that this Corporation may dispose of its electric power and energy to other than members insofar as it may have excess power and energy which can be disposed of on an interchange or sales basis for the ultimate benefit of its members; and

(b)                                 Any other lawful purpose.

ARTICLE III

DURATION

This Corporation shall have perpetual existence.

ARTICLE IV

PRINCIPAL PLACE OF BUSINESS

The principal office of this Corporation shall be 1100 West 116th Avenue, Westminster, Colorado 80234, and this Corporation may maintain offices and operations at such other place or places in the United States as the Board of Directors may from time to time decide.

ARTICLE V

MEMBERSHIP AND VOTING

Section 1.                              Membership. Membership in this Corporation shall be limited to any cooperatively-owned power supplier, public power district or other entity accepted for membership by the Board of Directors of this Corporation in accordance with of the Bylaws of this Corporation.

Section 2.                              Voting. Each member shall be entitled to one (1) vote and no more upon each matter submitted to a vote at a meeting of the members. Proxy voting, voting by mail, and cumulative voting shall not be permitted. At all meetings of the members at which a quorum is present all questions shall be decided by a vote of a majority of the members voting thereon, except as otherwise provided by applicable law, these Articles of Incorporation or the Bylaws of this Corporation.

ARTICLE VI

ORGANIZATIONAL STRUCTURE

This Corporation is formed without any purpose of direct gain or profit to itself, and it shall be operated on a cooperative, non-profit basis for the mutual benefit of its members. This Corporation’s operations shall be conducted such that all members furnish capital for this Corporation through their patronage. This Corporation shall be obligated to account on a patronage basis to all its members as provided in the Bylaws. In no event shall this Corporation permit non-member sales on a patronage basis. In the event of dissolution, the disposition of the net earnings and the assets of this Corporation shall be as provided in the Bylaws.

ARTICLE VII

BOARD OF DIRECTORS

Section 1.                                       Number and Qualifications. The business and affairs of this Corporation shall be managed by a Board of Directors. Except as set forth in Article XIII of the Bylaws, the number of directors shall equal the number of members of this Corporation and one (1) director shall be elected by each member. The names and post office addresses of the current directors of this Corporation, who shall manage the business and affairs of this Corporation until the next annual meeting of members or until their successors shall have been elected and shall have qualified according to law and the Bylaws of this Corporation, are:

Mr. Lyle Adair, Director	Mr. Lloyd E. Barling, Director
P.O. Box 2007	P.O. Box 5
Gallup, NM 87301	Meeteetse, WY 82433

Mr. Harold Baca, Director	Mr. Robert Bledsoe, Director
P.O. Box 1331	Box 435
Socorro, NM 87801	Hugo, CO 80821

Mr. James Boyd Jr., Director	Mr. Leroy Gonzales, Director
151 State Highway 66	P.O. Box 416
Longmont, CO 80501	Pefiasco, NM 87553

Mr. Tony Casados, Director	Mr. Rick L. Gordon, Director
P.O. Box 186	P.O. Box 518
Tierra Amarilla, NM 87575	Simla, CO 80835-0518

Mr. Wayne Child, Director	Mr. Ed Hansen, Director
9816 Child Road	4554 County Road 74E
Cheyenne, WY 82009	Livermore, CO 80536

Mr. Wayne R. Cobb, Director	Mr. Timothy Hoffner, Director
HCR 75, Box 32	7513 Road 6
Merriman, NE 69218	Wiggins, CO 80654

Mr. Louis Costello, Director	Mr. Harold Hopkin, Director
7780 Highway 135	203 Lane 10-1/2
Gunnison, CO 81230	Powell, WY 82435

Mr. Jay W. Cox, Director	Mr. Donald Johnson, Director
P.O. Box 77	37488 County Road 18
Winston, NM 87943	Holyoke, CO 80734

Mr. William W. Dalles, Director	Mr. James H. Johnson, Director
179 Dalles Lane	P.O. Box 3135
Laramie, WY 82070-9725	Winter Park, CO 80482

Mr. Bernard Fehringer, Director	Mr. Hal Keeler, Director
631 Road 115	4555 Solana Road SE
Sidney, NE 69162-4108	Deming, NM 88030

Mr. Jack Finnerty, Director	Mr. Everett D. Kilmer, Director
285 Slater Road	Box 714
Wheatland, WY 82201	Lusk, WY 82225

Mr. R.W. Gillespie, Director	Mr. Gary Kniss, Director
P.O. Box 218	Route 2, Box 336
Springer, NM 87747	Bayard, NE 69334

Mr. A. W. Gnatkowski, Director	Mr. Gerald W. Lorenz, Director
Box 48 Ancho Route	Route 1, Box 30
Carrizozo. NM 88301	San Acacio, CO 81151

Mr. Gary L. Merrifield, Director	Mr. Jerry Underwood, Director
Box 152	7000 Valley Road
Buena Vista, CO 81211	Alliance, NE 69301

Mr. Davin Montoya, Director	Mr. Donald Tripple, Director
7463 Highway 160	250511 County Road S
Hesperus, CO 81326	Gering, NE 69341

Mr. Christopher Moore, Director	Mr. Travis Waller, Director
P.O. Box 1491	P.O. Box 7586
Montrose, CO 81402	Pueblo West, CO 81007

Mr. Marcellino Ortiz, Director	Ms. Kristi Westfall, Director
P.O. Box 117	P.O. Box 212
Rowe, NM 87562	Ouray, CO 81427

Mr. David R. Salazar, Director	Mr. Gary Wood, Director
P.O. Box 1052	P.O. Box 556
Española, NM 87532	Cloudcroft, NM 88317

Mr. C. Jim Soehner, Director	Mr. Bill Wright, Director
38566 County Road 13	47818 Road X
Wray, CO 80758	Walsh, CO 81090-0267

Mr. Wid Stevenson, Director	Mr. Robert Yeik, Director
HCR 62, Box 39	Route 2, Box 317
Amistad, NM 88410	Torrington, WY 82240

Mr. Darryl D. Stout, Director	Mr. Jack N. Young, Director
P.O. Box 1056	P.O. Box 443
Meeker, CO 81641	Monticello, UT 84535

Mr. Harold Thompson, Director	Mr. Terry Zeigler, Director
P.O. Box 9	P.O. Box 618
Jeffrey City, WY 82310-0009	Grant, NE 69140

Section 2.                     Director’s Terms. Except as hereafter provided, the term of each director shall be from the time he or she is elected by his or her member and the fact of such election is certified to this Corporation by such member, in writing, until his or her member elects some other person to serve and the fact of such election is certified to this Corporation by such member in writing. Notwithstanding the foregoing, a person shall be eligible to be elected a director, and shall be eligible to remain a director, only if he or she has the qualifications set forth in the Bylaws. In addition, a director may be removed from the Board of Directors by the members in the manner provided in the Bylaws.

Section 3.                     Director Liability. No director of this Corporation shall be personally liable to this Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)                         for a breach of the director’s duty of loyalty to this Corporation or its members;

(b)                         for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)                          for a transaction from which the director derived an improper personal benefit; or

(d)                         for an act or omission occurring prior to the date when the provisions of this Section (or predecessor thereto) became effective.

It is the intention of the members of this Corporation to eliminate or limit the personal liability of the directors of this Corporation to the greatest extent permitted under Colorado law. If amendments to the Colorado Revised Statutes are passed after the effective date of this Section which authorize cooperatives to act to further limit or eliminate the personal liability of directors, then the liability of the directors of this Corporation shall be limited or eliminated to the greatest extent permitted by the Colorado Revised Statutes, as so amended. Any repeal or modification of this Section by the members of this Corporation shall not adversely affect any right of or any protection available to a director of this Corporation which is in existence at the time of such repeal or modification.

Section 4.                    Indemnification. This Corporation shall indemnify persons who are or were directors and officers, and may indemnify employees and agents, to the full extent allowed by law, as set forth in the Bylaws.

ARTICLE VIII

BYLAWS

The Bylaws of this Corporation may be altered, amended or repealed by the members or the directors of this Corporation in the manner specified in the Bylaws.